    As filed with the Securities and Exchange Commission on April 11, 1997.
                                               REGISTRATION  NO.  333-
                                                                --------------
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                 -----------

                                  FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 -----------

                        TEXAS BIOTECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                              2834                            13-3532643
(State or other jurisdiction          (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)      Classification Code Number)          Identification Number)

                            7000 FANNIN, SUITE 1920
                              HOUSTON, TEXAS 77030
                                 (713) 796-8822

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 STEPHEN L. MUELLER                             With copies to:
         VICE PRESIDENT OF ADMINISTRATION                   PORTER & HEDGES, L.L.P.
              SECRETARY AND TREASURER                      700 LOUISIANA, 35TH FLOOR
         TEXAS BIOTECHNOLOGY CORPORATION                   HOUSTON, TEXAS 77002-2764
              7000 FANNIN, SUITE 1920                        ATTN:  ROBERT G. REEDY
                HOUSTON, TEXAS 77030                            (713) 226-0600
                  (713) 796-8822

  (Name and address, including zip code, and telephone number, including area code, of agent for service)


                                 ------------
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plan, please check the following box. [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------------------------
      TITLE OF EACH CLASS OF                            AMOUNT TO          PROPOSED           PROPOSED              AMOUNT OF
        SECURITIES TO BE                              BE REGISTERED        MAXIMUM        MAXIMUM AGGREGATE       REGISTRATION
          REGISTERED                                                    OFFERING PRICE     OFFERING PRICE             FEE
                                                                          PER SHARE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.005 per share(1)  . . . .      3,000,000          $4.6875           $14,062,500           $4,850(2)
------------------------------------------------------------------------------------------------------------------------------------
                   TOTAL  . . . . . . . . . . . . .                                                                 $4,850
====================================================================================================================================


(1) Issuable upon conversion of 6,000 shares of 5% Cumulative Convertible Preferred Stock (the "5% Preferred"). For the purpose of estimating the number of shares of Common Stock to be included in the Registration Statement of which this Prospectus is a part, the Company calculated the number of shares of Common Stock issuable in connection with the conversion of the Company's 5% Preferred using a conversion price of the 5% Preferred at the time of such conversion of $2.00 which price is below the closing sale price of the Common Stock as of April 9, 1997 ($4.75 per share) and was arbitrarily selected. In addition to the estimated number of shares set forth in the table, the amount to be registered includes a presently indeterminate number of shares issuable upon conversion of or otherwise in respect of the 5% Preferred as such number may be adjusted as a result of stock splits, stock dividend and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.

(2) Pursuant to Rule 457(c), the registration fee is calculated based on the average of the high and low prices for the Common Stock, as reported by the American Stock Exchange on April 9, 1997 or $4.6875 per share.


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

PROSPECTUS
                       TEXAS BIOTECHNOLOGY CORPORATION

                                3,000,000 SHARES

                                  COMMON STOCK

         This Prospectus relates to 3,000,000 shares (the "Shares") of Common Stock, par value $.005 per share (the "Common Stock"), of Texas Biotechnology Corporation, a Delaware corporation (the "Company"), which Shares will be offered for resale from time to time by certain stockholders of the Company (the "Selling Stockholders"). These Shares relate to the Company's private placement of 5% Cumulative Convertible Preferred Stock, par value $.005, (the "Preferred Stock") that was completed on March 14, 1997. The Preferred Stock is convertible into Common Stock at discounts ranging from 6% to 17% from the average of the daily low trading price of the Common Stock for the ten consecutive trading days immediately preceding the conversion date. A total of 6,000 shares of Preferred Stock was sold at a price of $1,000.00 per share to two accredited institutional investors who are the selling stockholders. In connection with the private placement of the Preferred Stock, the Company agreed to register the resale of the Common Stock into which the Preferred Stock is convertible.

         Pursuant to this Prospectus, the Shares may be offered by the Selling Stockholders, or by certain pledgees, donees, transferees or other successors in interest, from time to time in transactions on the American Stock Exchange, Inc. ("AMEX"), in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker- dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

         Other methods by which the Shares may be sold include, without limitation: (i) transactions which involve cross or block trades or any other transaction permitted by the AMEX, (ii) "at the market" to or through market makers or into an existing market for the Common Stock, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise),
(v) through short sales, as to which the Selling Stockholders have agreed to certain restrictions, or (vi) any combination of any such methods of sale. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker dealers of the Common Stock offered hereby, which Common Stock such broker-dealers may resell pursuant to this Prospectus.

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses (other than any underwriting discounts and selling commissions and any fees and disbursements of counsel for the selling stockholders not specifically provided for by the parties), estimated to be approximately $13,000, in connection with the registration and sale of the Shares being offered by the Selling Stockholders. Pursuant to a Registration Rights Agreement with certain Selling Stockholders, the Company has agreed to indemnify certain of the Selling Stockholders and each underwriter against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or will contribute to payments such Selling Stockholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.

         The shares of Common Stock are quoted on the AMEX under the symbol "TXB." On April 9, 1997, the last reported sale price of the Common Stock was $4.75 per share.
 SEE "RISK FACTORS" ON PAGES 4-11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is _____________, 1997.

                               TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . .      3

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4

Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      13

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14

                            ----------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials also can be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006, on which the Common Stock is listed. In addition, the Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

    The Company has filed with the Commission a Registration Statement on Form S-3 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following are hereby incorporated by reference in this Prospectus:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

    (2) A description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A effective December 15, 1993 (Commission File No. 1-12574), including any amendments or reports filed for the purpose of updating such description.

    (3)      The Company's Current Report on Form 8-K dated March 14, 1997.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

    The Company will provide, without charge and on oral or written request, to each person to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference in this Prospectus other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge and on oral or written request, to such persons. All such requests should be directed to Texas Biotechnology Corporation, 7000 Fannin, Suite 1920, Houston, Texas 77030, Attention: Stephen L. Mueller, Vice President of Administration, Secretary and Treasurer (telephone (713) 796-8822).

                                  THE COMPANY

    Texas Biotechnology Corporation ("TBC" or the "Company"), a biopharmaceutical company, applies innovative drug discovery techniques and its specialized knowledge of the role of vascular cell biology in cardiovascular disease to the design and development of novel pharmaceutical compounds. The Company was incorporated in Delaware in August 1989 under the name Cardiology Institute of Texas, Ltd., and its name was changed to Texas Biotechnology Corporation in October 1990. As of December 31, 1996, the Company had 73 employees, 60 of whom were engaged in research and development. References to TBC or the Company include its subsidiary ImmunoPharmaceutics, Inc. ("IPI") unless otherwise indicated. The Company's principal executive offices are located at 7000 Fannin Street, Suite 1920, Houston, Texas 77030, and its telephone number is (713) 796-8822. References to TBC or the Company include its subsidiary, IPI, unless otherwise indicated.

                                  RISK FACTORS

    In evaluating the Company and its business, prospective investors should carefully consider all of the information set forth in this Prospectus and should give particular attention to the following risk factors.

DEVELOPMENT STAGE; TECHNOLOGICAL UNCERTAINTY

    The Company is in a development stage. Except for the activities of its recently acquired subsidiary, IPI, the Company has not produced or marketed any products and, accordingly, has not begun to generate revenues from the commercialization of its product candidates. IPI sold primarily monoclonal anti-body products and services through its business unit, QED, which was divested in October of 1995. To date, the Company's resources have been dedicated to the research and development of small-molecule drugs that prevent blood clot formation (thrombosis), the proliferation of smooth muscle cells at sites of vessel injury (vascular proliferative disease), inflammatory responses to vessel injury (vascular inflammation) and constriction of blood vessels (vasospasm/hypertension). The Company has developed a number of advanced technologies in the areas of computer-assisted small-molecule drug design for peptidomimetics and glycomimetics. Since initiating its research programs in January 1991, the Company has developed lead compounds in its vascular proliferation disease, vascular inflammation and vasospasm/hypertension programs. The commercial applications of the Company's product candidates will require further investment, research, development, preclinical and clinical testing and regulatory approvals, both foreign and domestic. There can be no assurance that the Company will be able to develop, produce at reasonable cost, or market successfully, any of its product candidates. Further, these product candidates may prove to have undesirable and unintended side effects and, in some cases, may require complex delivery systems that may prevent or limit their commercial use. All of the Company's products will require regulatory approval before they may be commercialized. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a number of years, and there can be no assurance that any successfully developed products will generate substantial revenues or that the Company will ever be profitable.

NEED FOR ADDITIONAL FUNDS; HISTORY OF OPERATING LOSSES

    Because the Company has been unprofitable to date and expects to incur losses for the next several years as the Company invests in product research and development, preclinical and clinical testing and regulatory compliance, the Company will require substantial additional funds to complete the research and development of its product candidates, to establish commercial-scale manufacturing facilities and to market its products. The Company has accumulated approximately $64.3 million in net losses through December 31, 1996. Estimates of the Company's future capital requirements will depend on many factors, including: continued scientific progress in its drug discovery programs; the magnitude of these programs; progress with preclinical testing and clinical trials; the time and costs involved in obtaining regulatory approvals; the costs involved in filing, prosecuting and enforcing patent claims; competing technological and market developments; changes in its existing research relationships; the ability of the Company to maintain and establish additional collaborative arrangements; and effective commercialization activities and arrangements. The Company anticipates its existing capital resources of approximately $13.4 million as of December 31, 1996, together with its other revenue sources, should be sufficient to fund its cash requirements into the fourth quarter of 1997. However, the Company's existing capital resources will not be sufficient to fund the Company's operations through commercialization of its first product. The Company expects that additional expenditures will be required if additional product candidates enter clinical trials which may require additional expenditures for laboratory space and scientific and administrative personnel. As a result, additional funds will need to be raised before any of the Company's product candidates achieves regulatory approval. Notwithstanding revenues which may be produced through sales of potential future products if approved, the Company anticipates that additional funds will need to be secured to continue the required levels of research and development to reach its long term goals. The Company intends to seek such additional funding either through collaborative arrangements or through public or private financings. There can be no assurance that additional financing will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing securities, further dilution of the equity ownership of existing stockholders will result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its drug discovery or development programs or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would not otherwise relinquish.

DEPENDENCE ON STRATEGIC RELATIONSHIPS; POTENTIAL NEED FOR ADDITIONAL PARTNERS; LIMITATIONS ON MARKETS AND APPLICATIONS

    The Company will rely on strategic relationships with corporate partners to provide the financing and technical support necessary to develop and commercialize certain of its product candidates. In May 1993, TBC entered into an agreement with Genentech to sublicense Genentech's rights and technology relating to NOVASTAN(R) (argatroban) originally licensed to Genentech by Mitsubishi Chemical Corporation ("Mitsubishi"), and to license Genentech's own proprietary technology developed with respect to NOVASTAN(R) (the "Genentech Agreement"). Under the license and sublicense, the Company has an exclusive license to use and sell NOVASTAN(R) in the United States and Canada for specified human cardiovascular indications, not including cerebral thromboembolism (stroke). The Company is required to pay Genentech and Mitsubishi specified royalties on net sales of NOVASTAN(R) by the Company and its sublicensees after its commercial introduction in the United States and Canada. Genentech has the right to terminate the agreement or to cause the license to become non-exclusive if the Company fails to exercise due diligence in performing its obligations under the agreement for a period of 60 days after receiving written notice from Genentech or fails to maintain a minimum consolidated tangible net worth of $5.0 million. The Genentech Agreement, as amended, provides that Mitsubishi may terminate Genentech's license with Mitsubishi (which results in the termination of the Genentech Agreement as well) if TBC does not file an NDA for NOVASTAN(R) with the FDA on or before June 30, 1997, subject to certain additional goals being met by TBC. As of December 31, 1995, TBC had not met certain of those goals. However, Mitsubishi has agreed to withhold its rights to terminate the license with Genentech if the NDA is filed by June 30, 1997, and if TBC accomplishes the following milestones: (i) on or before December 31, 1996, TBC shall have met certain enrollment guidelines for certain NOVASTAN(R) clinical trials; (ii) on or before March 31, 1997, TBC shall complete, report and analyze certain other NOVASTAN(R) clinical trials; (iii) on or before September 30, 1997, TBC shall have agreed to proceed with the Phase III trial in AMI, and (iv) TBC shall comply with certain reporting and informational requirements. If these milestones are not met, Mitsubishi will retain the rights to terminate the Genentech license; provided, that if such termination results from TBC's violation of the milestone described in (iii) above, TBC will receive a license from Mitsubishi in the field of HIT/HITTS on the same terms, as presently included in the Genentech Agreement. As of December 31, 1996, TBC had not met certain of these goals and to date, Mitsubishi has not asserted its rights to terminate the license arising out of this default. Either party may terminate the Genentech Agreement on 60 days notice if the other party defaults in its material obligations under the agreement, declares bankruptcy or is insolvent, or if a substantial portion of its property is subject to attachment. The Genentech Agreement is also subject to the continuation of Genentech's license agreement with Mitsubishi, which is only terminable if Genentech defaults in its material obligations under the agreement, declares bankruptcy or is insolvent, or if a substantial portion of its property is subject to attachment. Unless terminated sooner pursuant to the above described termination provisions, the Genentech Agreement is expected to expire in June 2007. Under the Genentech Agreement, TBC has access to an improved formulation patent granted in 1993 which expires in 2010 and a use patent which expires in 2009.

    On October 11, 1994, the Company signed a collaborative agreement with Synthelabo, a French pharmaceutical group, to develop and market compounds for vascular proliferative disease derived from the Company's research programs. Upon consummation of the transaction, Synthelabo purchased 1,428,571 shares of Common Stock for $3.50 per share for a total of $5 million and paid the Company a non-refundable licensing fee of $3 million. In addition, Synthelabo committed to pay $3 million annually in research payments (payable in quarterly installments of $750,000). Beginning October 31, 1996, the parties to the agreement have agreed to revise the payment for the third year to be $750,000, which has already been paid. Synthelabo has agreed, upon the achievement of certain milestones, to make further payments of up to $3 million per year for up to $18 million in total. Synthelabo has the right to terminate the agreement any time on or after October 15, 1997 for any reason and either party has the right to terminate the contract for breach of any material obligation. If Synthelabo exercises this termination right, the license granted to Synthelabo will terminate and TBC will pay Synthelabo a royalty on net sales of any products sold in a certain territory (Europe, Middle East, Africa and countries of the former Soviet Union) for a period of time. In addition, Synthelabo may, at its option, require that the technology be transferred to and the development program be conducted by a joint venture owned by TBC and Synthelabo should "net worth", as defined in the agreement, be less than $5 million as of the end of any calendar quarter during the term of the agreement. For the years ended December 31, 1995 and December 31, 1996, TBC received $3 million related to the Synthelabo agreement. No such payments will be made in 1997. Synthelabo will pay royalties to TBC based on the net sales in those areas covered in the agreement. In exchange for the above consideration, Synthelabo will receive an exclusive license to manufacture, use, and sell any products generated from the research, in Europe, the Middle East, Africa and the countries of the former Soviet Union.

    During 1996, the Company signed two agreements with Synthelabo with respect to the supply of information related to certain clinical studies regarding NOVASTAN(R). Over the term of the agreements as certain milestones are met, Synthelabo has committed to pay TBC up to $2,920,000 of which $1,895,000 has been received as of December 31, 1996. These payments are dependent on rate of enrollment in certain clinical studies, the completion of certain clinical studies and date of completion of certain clinical studies. Synthelabo is the licensee for NOVASTAN(R) in certain territories other than those which were sublicensed to TBC.

    On October 10, 1996, the Company signed a strategic alliance agreement with LG Chemical, Ltd. ("LG Chem"), a Korean corporation, to develop and market compounds derived from the Company's Endothelin Receptor and Selectin Antagonist for certain disease indications. Upon consummation of the transaction, LG Chem purchased 1,250,000 shares of common stock for $4.00 per share for a total of $5 million. In addition, LG Chem has committed to pay $10.7 million in research payments. Of this amount, $100,000 was paid by December 31, 1996 and $1.0 million will be paid on each of June 30 and December 31 of 1997, 1998, 1999 and 2000, and $1.3 million will be paid on June 30 and December 31, 2001. LG Chem has the right to terminate future research payments if TBC fails to meet certain agreement milestones, which milestones will be established by the parties in accordance with the agreement. LG Chem will pay royalties to TBC, based on net sales, in those geographic areas covered by the agreement, which include Korea, China, India and certain other Asian countries, excluding Japan. The Company will pay its agents in the contract negotiations a commission on all future research payments as well as a royalty on net sales.

    The Company will depend, in part, on these strategic alliances to fund its capital requirements. There can be no assurance that the Company will satisfy the conditions required to obtain additional milestone payments under these agreements or to prevent these agreements from being terminated, some of which conditions will not be within the control of the Company.

LEGAL PROCEEDINGS

     On November 21, 1994, a class action shareholders' suit was filed in the United States District Court for the Southern District of Texas, Houston Division seeking damages in the amount of $16 million. Plaintiffs are two individuals who purchased shares of the Company on December 16, 1993 following the Company's initial public offering. In their complaint, plaintiffs have sued the Company, and certain members of the board of directors and certain officers alleging violations of Sections 11, 12 and 15 of the Securities Act of 1933, as amended (the "Act"). Plaintiffs have also named David Blech, D. Blech & Co., Incorporated and Isaac Blech as defendants. On January 23, 1995, the Company and the members of the board of directors filed a motion to dismiss the plaintiffs' complaint pursuant to Rule 9(b) and Rule 12b(6) of the Federal Rules of Civil Procedure. In addition, defendant John Pietruski, Chairman of the Board of Directors, filed a motion to dismiss the plaintiffs' complaint pursuant to Rule 12(b)(2) of the Federal Rules of Civil Procedure. On February 7, 1995, the plaintiffs filed a motion for class certification. The Court denied the motion by the Company and by John Pietruski.

     On March 28, 1995, a second class action shareholders' suit was filed in the United States District Court for the Southern District of New York seeking unspecified damages. Plaintiffs are eight individuals who purchased shares in various companies for which D. Blech & Co. acted as an underwriter (or co-underwriter) or marketmaker. In their complaint, the plaintiffs have sued the Company alleging violations of Section 10(b) of the Securities Exchange Act of 1934, as Amended (the "Exchange Act") and Rule 10b-5 promulgated thereunder by the Securities and Exchange Commission (the "Commission"). Plaintiffs have named a number of defendants, including David Blech and D. Blech & Co., four individuals, two brokerage firms, one investment management company and ten other companies for which D. Blech & Co. acted as underwriter or marketmaker.

     On August 14, 1995, the Judicial Panel on The Multi-District Litigation ordered that the action filed in the United States District Court for the Southern District of Texas, Houston Division be transferred to the United States District Court for the Southern District of New York for coordinated or
consolidated pretrial proceedings with the action pending there.   In light of
the transfer and consolidation of the Texas case with similar cases against other companies for which Blech acted as underwriter, the Company requested that the Court in New York reconsider the Texas Court's denial of its motion to dismiss as a part of the Court's consideration of similar motions to dismiss filed by those companies. All of these motions were presented to the Court on February 6, 1996. On June 6, 1996, the New York District Court entered two memorandum opinions in the consolidated cases. In one of its opinions, the Court dismissed all of the Exchange Act and common law fraud claims filed against the Company and its officers and directors, but afforded those plaintiffs the right to attempt to preserve those claims by repleading them. The Court ordered that those claims be repleaded no later than July 26, 1996. Plaintiffs did not replead those claims by the deadline, resulting in the dismissal of all claims against the Company in that litigation. In its opinion in the second case, i.e., the case filed on November 21, 1994, the Court granted the Company's and its officers' and directors' motion for reconsideration, but together with all other similar pending motions, denied the requested relief. Pursuant to the court's order, the Company therefore filed an answer in that case. The Company also filed a Motion seeking leave of court to prosecute an immediate appeal of the Court's denial of the Company's Motion to Dismiss. The Court heard argument on that Motion on October 10, 1996. The motion was denied on January 16, 1997. Given the early stage of that case, which is the only remaining shareholder litigation against the Company, the Company is unable to evaluate its potential outcome at this time. The Company disputes these claims and intends to contest them vigorously.
There can be no assurance, however, that the final disposition of this case will be favorable to the Company.

NO ASSURANCE OF REGULATORY APPROVAL; NEED FOR EXTENSIVE CLINICAL TRIALS

    The production and marketing of the Company's products, as well as its ongoing research and development activities, are subject to regulation by governmental agencies in the United States and other countries. Any drug developed by the Company will be subject to rigorous preclinical testing and approval pursuant to regulations administered by the FDA, comparable agencies in other countries and, to a lesser extent, by state regulatory authorities. The approval process for the Company's products and product candidates is likely to take several years and will involve significant expenditures for which additional financing will be required. The cost to the Company of conducting human clinical trials for any potential product can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate partners. Because of the intense competition in the cardiovascular market, the Company may have difficulty obtaining sufficient patient populations or clinician support to conduct its clinical trials as planned and may have to expend substantial additional funds to obtain access to such resources, or delay or modify its plans significantly. There is no assurance that the Company will have sufficient resources to complete the required regulatory review process or that the Company could survive the inability to obtain, or delays in obtaining, such approvals. There can be no assurance that clinical testing of the Company's products will provide evidence of safety and efficacy in humans, that regulatory approvals will be granted for any of the Company's products or that it will be economically feasible to commercialize any products for which regulatory approvals are granted. Approvals that may be granted will be subject to continual review, and later discovery of previously unknown problems may result in restrictions on a product's future use or withdrawal of the product from the market.

    Furthermore, health care policy in the United States is currently under governmental review. Substantial changes in regulatory and reimbursement policy may affect the Company's research and development expenditures and regulatory approval of the Company's product candidates. The Company has limited clinical testing or regulatory compliance experience. The Company will need to hire additional personnel skilled in clinical testing and regulatory compliance in order to bring any products to market. There can be no assurance that the Company will be able to hire such personnel.

TECHNOLOGICAL CHANGE AND COMPETITION

    The biopharmaceutical industry is undergoing rapid and significant technological change and is highly competitive. The Company's success will depend on its ability to develop and apply its technology and on its ability to establish and maintain a market for its products. Potential competitors in the United States and other countries include major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions, many of which have substantially greater financial, technical, manufacturing and marketing capabilities than the Company. Competitors may develop products or other novel technologies that are more effective than any that have been or are being developed by the Company or may obtain FDA approval for products more rapidly than the Company. There can be no assurance that technological development by others will not render the Company uncompetitive or that the Company will be successful in establishing or maintaining its technological competitiveness.

NO MANUFACTURING, MARKETING OR SALES ACTIVITIES

    The Company has no manufacturing, marketing or product sales experience. If the Company develops any commercially marketable products, there can be no assurance that contract manufacturing services will be available in sufficient capacity to supply the Company's product needs on a timely basis. If the Company decides to build or acquire commercial-scale manufacturing capabilities, the Company will require additional management and technical personnel and additional capital. No assurance can be given that the raw materials necessary for the manufacture of the Company's products will be available in sufficient quantities or at a reasonable cost. Complications or delays in obtaining raw materials or in product manufacturing could delay the submission of products for regulatory approval and the initiation of new development programs, each of which could materially impair the Company's competitive position and potential profitability. There can be no assurance that the Company will be able to enter into any other supply arrangements on acceptable terms, if at all, and there can be no assurance that the Company's sales staff will achieve success in its marketing efforts.

DEPENDENCE ON SUPPLIER

    At present, Mitsubishi is the only manufacturer of NOVASTAN(R). Should Mitsubishi discontinue manufacture of NOVASTAN(R), the agreement with Mitsubishi provides for the transfer of the production technology to another manufacturer. However, in the event Mitsubishi terminates manufacturing NOVASTAN(R) or defaults in its supply commitment, there can be no assurance that alternate sources of bulk will be available to the Company at reasonable cost, or at all. If such alternate sources of supply are unavailable or uneconomic, the Company's results of operations would be materially and adversely affected.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS; NEED FOR
REIMBURSEMENT

    The future revenues and profitability of, and availability of capital for biotechnology companies may be affected by the continuing efforts of governmental and third-party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, the pricing and profitability of prescription pharmaceuticals is subject to government control. There have been, and there may continue to be, a number of federal and state proposals to implement similar government control in the United States. It is uncertain what form any health care reform legislation may take or what actions the federal, state and private payers may take in response to the suggested reforms. The Company cannot predict when any reforms will be implemented, if ever, or the effect of any implemented reform on the Company's business. There can be no assurance that any implemented reform will not have a material adverse effect on the Company's future results of operations. The Company's long-term ability to market its products successfully may depend in part on the extent to which reimbursement for the cost of such products and related treatment will be available from public and private health insurers and other organizations. Third-party payers are increasingly challenging the prices of medical products and services. The reimbursement status of newly-approved health care products is highly uncertain, and there can be no assurance that third-party coverage will be available or that available third-party coverage will enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product development.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY INFORMATION

    The Company actively seeks patent protection for its proprietary technology, both in the United States and abroad. The Company's success will depend, in part, on its ability to obtain patents and to operate without infringing on the proprietary rights of others. There can be no assurance that patents issued to or licensed by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. There can be no assurance that the Company's pending patent applications or patent applications presently in preparation or in the future, if and when issued, will be valid and enforceable and withstand litigation. There can be no assurance that others will not independently develop substantially equivalent or superseding proprietary technology or that an equivalent product will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. There is a substantial backlog of pharmaceutical and biotechnology patent applications at the United States Patent and Trademark Office ("PTO"). Because patent applications in the United States are maintained in secrecy until patents issue, and because publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, there can be no assurance that the Company will obtain patent protection for its inventions. In addition, patent protection, even if obtained, is affected by the limited period of time for which a patent is effective. Furthermore, patent positions of pharmaceutical and biotechnology companies, as well as those of academic and research institutions, are highly uncertain and involve complex legal and factual questions. This is an uncertain and developing area of the law that is potentially subject to significant change. Therefore, the scope or enforceability of claims allowed in the patents on which the Company will rely cannot be predicted with any certainty.

    The Company also relies on trade secrets, know-how and continuing technological advancement to maintain its competitive position. Although the Company has entered into confidentiality agreements with its employees and consultants, which contain assignment of invention provisions, no assurance can be given that others will not gain access to these trade secrets, that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets.

    In addition to protecting its proprietary technology and trade secrets, the Company may be required to obtain licenses to patents or other proprietary rights from third parties. No assurance can be given that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If the Company does not obtain required licenses, it could encounter delays in product introductions while it attempts to design around blocking patents, or it could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

    The Company could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties, in a suit with another party. The PTO could institute interference proceedings involving the Company in connection with one or more of the Company's patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention. The PTO or comparable agency of a foreign jurisdiction could also institute reexamination or opposition proceedings against the Company in connection with one or more of the Company's patents or patent applications and such proceedings could result in an adverse decision as to the validity or scope of the patents.

PRODUCT LIABILITY EXPOSURE

    Product liability risk is inherent in the testing, manufacture, marketing and sale of the Company's products, and there can be no assurance that the Company will be able to avoid significant product liability exposure. Product liability insurance for the pharmaceutical industry, when available, is expensive. The Company has obtained $2.0 million of product liability insurance to cover its clinical trial program. Pursuant to its agreement with Genentech, the Company is obligated to acquire additional coverage as the Company develops products. Existing coverage will not be adequate as the Company further develops products and there can be no assurance that adequate insurance coverage will be available at a reasonable cost in the future. A future product liability claim may have a material adverse effect on the business or financial condition of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE

    The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In particular, the market price of the Company's securities, like that of the securities of other biopharmaceutical companies, may be highly volatile. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures by the Company or its competitors, proposed governmental regulations and developments in both the United States and foreign countries, disputes relating to patents or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, public concern as to the safety of biotechnology products, and economic and other external factors, as well as period-to-period fluctuations and financial results, may have a significant effect on the market price of the Company's securities.

LACK OF TRADING VOLUME AND RELATED MATTERS

    From time to time, there has been limited trading volume with respect to the Common Stock. In addition, there can be no assurance that a market will continue to be made or that any analysts will provide coverage with respect to the Common Stock. Accordingly, with respect to the Common Stock being offered hereby, no assurances can be made that such factors will not affect the market for the Common Stock or that the sale of a significant number of shares will not have an adverse impact on the market price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation and the Delaware General Corporation Law contain certain provisions that may delay or prevent an attempt by a third party to acquire control of the Company. In addition, the severance provisions of employment agreements with certain members of management could impede an attempted change of control of the Company.

DILUTION RESULTING FROM CONVERTIBLE PREFERRED STOCK

    Each of the 6,000 outstanding shares of the Company's 5% Cumulative Convertible Stock (the "5% Preferred") is convertible at any time at the option of the holder thereof into such number of shares of Common Stock as is determined by dividing: (x) $1,000 (plus any accrued dividends or default payments) by (y) the Conversion Price (defined below) in effect on the date the election to convert is made. The "Conversion Price" is calculated by determining the average market price of the Common stock during the ten consecutive trading days immediately preceding the date of the conversion election and then decreasing that average price by a discount factor ranging from 6% to 17%. In addition, certain penalties related to the Company's possible inability to register the resale of the Common Stock underlying the 5% Preferred may have the effect of further decreasing the Conversion Price, thereby increasing the number of shares of Common stock issuable to the holders of the 5% Preferred upon conversion. Presently, the 5% Preferred is convertible, in the aggregate, into approximately 1,413,000 shares of Common Stock, but this amount may prove to be significantly greater in light of the factors outlined above including a decrease in the average market price for the Common Stock described above. Purchasers of Common Stock may therefore experience substantial dilution of their investment in the event that the holders of the 5% Preferred elect to convert their holdings of such stock into shares of Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Of the approximately 25.6 million shares of Common Stock presently outstanding, and following registration of the Shares included hereby, approximately 4.5 million shares are "restricted" securities as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Of these "restricted" securities, approximately 1.6 million shares are eligible for immediate resale under Rule 144. Additionally, the resale of approximately 326,000 restricted shares issued in connection with the acquisition of IPI and approximately 3,397,000 restricted shares issued in connection with a private placement of securities are covered by S-3 registration statements, as is the resale of 3,000,000 shares issuable upon conversion of 5% Cumulative Convertible Preferred Stock registered hereby. In the event that the number of shares issuable upon conversion of the 5% Cumulative Convertible Preferred exceeds 3,000,000 due to periodic adjustments in the conversion price, any excess shares shall also be covered by an S-3 registration statement. As part of the Company's initial public offering of securities, exercisable warrants covering 4,082,500 shares (with an $8.44 exercise price) were also issued and remain outstanding. The resale of an aggregate of 621,416 shares issuable upon warrant exercises are covered by effective registration statements. Approximately 2.8 million shares of Common Stock are issuable upon exercise of outstanding options and will become eligible for sale in the public markets at prescribed times in the future under S-8 registration statements. Such options were exercisable, or exercisable within 60 days, to purchase approximately 1,371,000 shares of Common Stock.
The holders of approximately 1.7 million shares of Common Stock also hold certain demand registration rights and the holders of 499,701 warrants have piggyback registration rights. Sales of significant amounts of Common Stock in the public market could adversely affect the prevailing market price of the Company's Common Stock.

DEPENDENCE ON QUALIFIED PERSONNEL

    The Company's success is highly dependent on its ability to attract and retain qualified scientific and management personnel. The loss of the services of the principal members of the Company's management and scientific staff may impede the Company's ability to commercialize its products. In order to commercialize its products, the Company must maintain and expand its personnel, particularly in the areas of clinical trial management, manufacturing, sales and marketing. The Company faces intense competition for such personnel from other companies, academic institutions, government entities and other organizations. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Managing the integration of new personnel and company growth generally could pose significant risks to the Company's development and progress.

    The continued employment of David B. McWilliams, President and Chief Executive Officer, Richard A. F. Dixon, Ph.D., Vice President of Research, and Richard P. Schwarz, Jr., Ph.D., Vice President of Clinical and Regulatory Affairs is key to the Company's success. Each of these employees has an employment agreement with the Company. Mr. McWilliams' and Dr. Dixon's agreements are effective through July 15, 1997 and provide for continuing one-year extensions. Dr. Schwarz's agreement is "at will" with no specified term.

    The Company relies on consultants and advisors, including its scientific advisors, to assist the Company in formulating its research and development strategy. All of the Company's consultants and advisors are employed by employers other than the Company and may have commitments to or consulting or advisory contracts with other entities that may affect their ability to contribute to the Company.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

     This Report includes "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this Registration Statement are forward looking statements. Such forward looking statements include, without limitation, statements under "Risk Factors - Need for Additional Funds; History of Operating Losses" - regarding TBC's estimate of sufficiency of existing capital resources and ability to raise additional capital to fund cash requirements for future operations. Although TBC believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations reflected in such forward looking statements will prove to have been correct. The ability to achieve TBC's expectations is contingent upon a number of factors which include (i) ongoing cost of research and development activities, (ii) cost of clinical development of product candidates, (iii) attainment of research and clinical goals of product candidates, (iv) timely approval of TBC's product candidates by appropriate governmental and regulatory agencies, (v) effect of any current or future competitive products, (vi) ability to manufacture and market products commercially, (vii) retention of key personnel and (viii) obtaining and timing of sufficient financing through capital raising or collaborative agreements to fund operations.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information concerning each Selling Stockholder. Assuming that the Selling Stockholders offer all of their Shares, the Selling Stockholders will not have any beneficial ownership after closing. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."





                                                   NUMBER OF SHARES                              NUMBER OF      PERCENTAGE OF
               SELLING STOCKHOLDERS                OWNED AND TO BE            NUMBER OF        SHARES OWNED    SHARES OWNED
                                                        OWNED                  SHARES             AFTER           AFTER
                                                  PRIOR TO OFFERING(1)(2)(3) BEING OFFERED(2)(3) OFFERING(4)     OFFERING
-----------------------------------------------------------------------------------------------------------------------------
Halifax Fund, L.P.  . . . . . . . . . . . . . . .     2,000,000               2,000,000             -0-              -0-

RGC International Investors, LDC  . . . . . . . .     1,000,000               1,000,000             -0-              -0-
                                                      ---------               ---------         -----------      ----------

         Total  . . . . . . . . . . . . . . . . .     3,000,000               3,000,000             -0-              -0-


None of the Selling Stockholders has, or within the past three years has had, any position, office, or other material relationship with the Company or any of its predecessors and affiliates.

(1) The Selling Stockholders have sole voting and sole investment power with respect to all shares owned.

(2) Assumes, arbitrarily, that the 5% Preferred is converted at a conversion price of $2.00 and no limits or adjustments are applicable. Pursuant to the terms of the 5% Preferred, if the 5% Preferred were actually converted on April 9, 1997, the conversion price would be $4.25 (6% of the average of the daily low trading price of the Common Stock for the ten trading days immediately preceding such date), at which price the number of shares owned by the Selling Stockholders would be approximately 1,413,000. In addition, pursuant to the terms of the 5% Preferred, the 5% Preferred is convertible by the holders thereof only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock then held by such holder and its affiliates (not including shares underlying unconverted shares of 5% Preferred), would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth for the Selling Stockholders exceeds the actual number of shares of Common Stock that the Selling Stockholders could own beneficially at any given time through their ownership of the 5% Preferred. In that regard, beneficial ownership of the Selling Stockholders set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

(3) Except as set forth in footnote 2, above, ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Subject to the provisions of footnote 2 above, the actual number of shares of Common Stock beneficially owned and offered for sale hereunder is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, the market price of the Common Stock prevailing, using the ten trading days preceding the actual date of conversion of the 5% Preferred.

(4) Assumes the sale of all shares offered hereby to persons who are not affiliates of the Selling Stockholders.

                              PLAN OF DISTRIBUTION

    Pursuant to this Prospectus, the Selling Stockholders, or by certain pledgees, donees, transferees or other successors in interest, may sell Shares from time to time in transactions on AMEX, in privately-negotiated transactions or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

    Other methods by which the Shares may be sold include, without limitation:
(i) transactions which involve cross or block trades or any other transaction permitted by the AMEX, (ii) "at the market" to or through market makers or into an existing market for the Common Stock, (iii) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (iv) through transactions in options or swaps or other derivatives (whether exchange-listed or otherwise),
(v) through short sales, as to which the Selling Stockholders have agreed to certain restrictions, or (vi) any combination of any such methods of sale. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to such broker dealers of the Common Stock offered hereby, which Common Stock such broker-dealers may resell pursuant to this Prospectus.

    The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

    Pursuant to a Registration Rights Agreement with certain Selling Stockholders, the Company has agreed to indemnify certain of the Selling Stockholders and each underwriter against certain liabilities, including certain liabilities under the Securities Act as amended, or will contribute to payments such Selling Stockholders or underwriters may be required to make in respect of certain losses, claims, damages or liabilities.



                                 LEGAL MATTERS

    The legality of the securities offered hereby will be passed on for the Company by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

    The consolidated financial statements of Texas Biotechnology Corporation as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, and for the period from August 2, 1989 (date of incorporation) to December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             -------------------

                              TABLE OF CONTENTS

                                                           Page
                                                           ----
            Available Information . . . . . . . . . .         3
            Incorporation of Certain
              Documents by Reference  . . . . . . . .         3
            The Company . . . . . . . . . . . . . . .         4
            Risk Factors  . . . . . . . . . . . . . .         4
            Selling Stockholders  . . . . . . . . . .        13
            Plan of Distribution  . . . . . . . . . .        14
            Legal Matters . . . . . . . . . . . . . .        14
            Experts . . . . . . . . . . . . . . . . .        14


                             -------------------




                        Texas Biotechnology Corporation





                                3,000,000 Shares
                                       of
                                  Common Stock




                             -------------------

                              P R O S P E C T U S

                             -------------------






                             -------------------







                                             , 1997
                              ---------------




================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses payable by the Company in connection with the offering of the shares of Common Stock to be registered and offered hereby are as follows:

       SEC registration fee  . . . . . . . . . . . . . . . . . . . . . . . . . .     $       4,850
       Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . .             5,000
       Blue Sky fees and expenses (including legal expenses) . . . . . . . . . .             1,000
       Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . .             1,000
       Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             1,000
                                                                                     -------------
                Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $      12,850
                                                                                     =============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

         In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

         The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner be reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

         As permitted by the Delaware General Corporation Law, the Company's Bylaws provide that it will indemnify the directors, officers, employees and agents of the Company against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, the Company's Certificate of Incorporation, as amended, indemnifies the directors, officers, employees, and agents of the Company to the maximum extent permitted by the Delaware General Corporation Law. The Company has entered into indemnification agreements with its directors and officers and has director and officer liability insurance policies that provide coverage of up to $5.0 million except that no current coverage is provided for David Blech, a former Company director, nor for any liabilities arising from the Company's December 1993 initial public offering.

ITEM 16.  EXHIBITS.

         The following exhibits are filed with this Registration Statement:


  EXHIBIT
   NUMBER     IDENTIFICATION OF EXHIBIT

     5.1      Opinion of Porter & Hedges, L.L.P.

    23.1      Consent of KPMG Peat Marwick LLP

    23.2 Consent of Porter & Hedges, L.L.P. (included in its Opinion filed as Exhibit 5.1 hereto).

ITEM 17.  UNDERTAKINGS.

                 The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation or Registration Fee" table in the effective registration statement;

                          (iii) To include any material information with respect to the plan of distribution nor previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON APRIL 11, 1997.

                                        TEXAS BIOTECHNOLOGY CORPORATION



                                        By:    /s/  STEPHEN L. MUELLER
                                           ----------------------------------
                                                    STEPHEN L. MUELLER
                                            VICE PRESIDENT OF ADMINISTRATION,
                                            SECRETARY AND TREASURER (PRINCIPAL
                                            FINANCIAL AND ACCOUNTING OFFICER)

                               POWER OF ATTORNEY

         We, the undersigned directors and officers of Texas Biotechnology Corporation, do hereby constitute and appoint David B. McWilliams and Stephen
L. Mueller, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which such attorneys and agents may deem necessary or advisable to enable the corporation to comply with the Securities act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement, including specifically without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all that such attorneys and agents shall do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON APRIL 11, 1997.




                        SIGNATURE                                       TITLE
                        ---------                                       -----
             /S/ JOHN M. PIETRUSKI              Director, Chairman of the Board of Directors
       -----------------------------------
                 JOHN M. PIETRUSKI



             /S/ DAVID B. MCWILLIAMS            Director, President and Chief Executive Officer
       -----------------------------------               (Principal Executive Officer)
                 DAVID B. MCWILLIAMS



             /S/ RICHARD A.F. DIXON, PH.D.      Director, Vice President of Research
       -----------------------------------
                 RICHARD A. F. DIXON, PH.D.



             /S/ STEPHEN L. MUELLER             Vice President of Administration, Secretary
       -----------------------------------          Treasurer and (Principal Financial and
                 STEPHEN L. MUELLER                          Accounting Officer)

           /s/ PATRICK OWEN BURNS                   Director
       -----------------------------------
               PATRICK OWEN BURNS


               FRANK C. CARULUCCI                   Director
       -----------------------------------
               FRANK C. CARULUCCI


               ROBERT J. CRUIKSHANK                 Director
       -----------------------------------
               ROBERT J. CRUIKSHANK


               JAMES A. THOMSON, PH.D.              Director
       -----------------------------------
               JAMES A. THOMSON, PH.D.


               JAMES T. WILLERSON., M.D.        Director and Chairman of the
       -----------------------------------        Scientific Advisory Board
               JAMES T. WILLERSON., M.D.


                               INDEX TO EXHIBITS


       EXHIBIT                                                        SEQUENTIAL
       NUMBER             IDENTIFICATION OF EXHIBIT                    PAGE NO.
       ------             -------------------------                     --------
        5.1          Opinion of Porter & Hedges, L.L.P.
       23.1          Consent of KPMG Peat Marwick LLP
       23.2          Consent of Porter & Hedges, L.L.P. (included in its
                     Opinion filed as Exhibit 5.1 hereto).